Exhibit 3.1

DEAN HELLER	STATE OF NEVADA	CHARLES E. MOORB
Secretary of State	[State Seal]	Securities Advisor
RENEE L PALTER		SCOTT W. ANDERSON
Chief Deputy Secretary of State	OFFICE OF THE SECRETARY OF STATE	Deputy Secretary For Commercial Recordings
PAMELA RUCKEL		BILL HSU
Deputy Secretary For Southern Nevada		Deputy Secretary For Elections

Filing Acknowledgement

August 10, 2006

Job Number C20060810-0818	Corporation Number E0352902005-2
Filing Description Stock Split	Document Filing Number 200605121 14-62	Date/Time of Filing August 10, 2006 09:45:19 AM

Corporation Name                       Resident Agent
FALCON RIDGE DEVELOPMENT INC.           CORPORATE DIRECT INC

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

        Respectfully,

        /s/ DEAN HELLER
        DEAN HELLER
        Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER	Entity #
Secretary of State	E0352902005-2
204 North Carson Street, Suite 1	Document Number:
Carson City, Nevada 89701-4289	20060512114-62
(775) 684-5708
Website: secretaryofstate.biz	Date Filed:
Certificate of Change Pursuant to NRS 78.209	8/10/2006 9:45:19 AM In the office of /s/ Dean Heller Dean Heller Secretary of State

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
Falcon Ridge Development, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value. if any, of each class or series, if any, of shares before the change:

900.000.000 shares common stock $.001 par value and 1,000,000 shares preferred stock.$.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

4,500,000 shares common stock, $.001 par value and 1,000,000 shares preferred stock, $.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each Issued share of the same class or series:

One share of common stock after the change for 200shares outstanding before the change. No change to preferred stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Payment of cash to those who after the Reverse Split own fractional shares, in amount to be determined by the average of bid and ask prlce on the 5 business days preceding the effective date. Percentage of outstanding affected is .003%.

7. Effective date of filing (oqtional): As of close of business Pacific Daylight Time on 8/15/06

8.  Officer Signature:          /s/ Karen Duran    Secretary/Treasurer
                         Name              Title
IMPORTANT: Failure to include any of the above Information and submit the proper fees may cause this filing to be rejected.